EXHIBIT 99.1

UNITED-GUARDIAN REPORTS FY-2019 FINANCIAL RESULTS

HAUPPAUGE, N.Y., March 19, 2020 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) reported today that sales and earnings for FY-2019 were up slightly from 2018, with sales increasing from $13,445,565 to $13,599,084, and net income increasing from $4,352,331 ($0.95 per share) to $4,761,711 ($1.04 per share), an increase in earnings of 9.4%.

“Although we were one of many companies that were negatively impacted by the trade war between the U.S. and China in 2019, our sales into China were still considerable, and we expect China to remain an important market for us, especially as the impact of the coronavirus diminishes,” said Ken Globus, President of United-Guardian. “Our sales in China, as well as in Korea, were also impacted by increased competition from lower-priced Asian competitors, but we are optimistic that our appointment of a new marketing partner in Korea will enable us to recover some of the business we lost there.”

“Offsetting the lower sales of our cosmetic ingredients was a 33% increase in sales of our medical lubricants, which have become an increasingly important revenue source for us,” continued Mr. Globus. “We also experienced a 19% increase in sales of Renacidin® Irrigation, our most important pharmaceutical product, the sales of which have been increasing since we began our internet marketing campaign. We are continuing to work closely with all our marketing partners to develop new and innovative ingredients for the cosmetic market, especially “natural” ingredients, and plan to have several new products in the hands of our marketing partners this year. We are hopeful that we will be able to increase the sales of not only our cosmetic ingredients, but our medical and pharmaceutical products as well, and that despite the global economic impact of the coronavirus, 2020 can be another profitable year for us.”

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

Contact:
Robert S. Rubinger
(631) 273-0900

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause the company’s actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

FINANCIAL RESULTS FOR THE YEARS ENDED DECEMBER 31, 2019 AND DECEMBER 31, 2018

STATEMENTS OF INCOME

	Years ended December 31,
	2019	2018

Net sales	$13,599,084	$13,445,565

Costs and expenses:
Cost of sales	5,657,353	5,343,459
Operating expenses	2,148,375	2,122,746
Research and development	397,391	399,517
Total costs and expenses	8,203,119	7,865,722
Income from operations	5,395,965	5,579,843
Other income (expense):
Investment income	203,329	231,986
Net gain (loss) on marketable securities	431,076	(333,138)
Loss on trade-in of equipment	---	(12,837)
Total other income (expense)	634,405	(113,989)

Income before provision for income taxes	6,030,370	5,465,854

Provision for income taxes	1,268,659	1,113,523
Net income	$4,761,711	$4,352,331

Earnings per common share (basic and diluted)	$1.04	$0.95

Weighted average shares (basic and diluted)	4,594,319	4,594,319

BALANCE SHEET DATA (condensed)

	December 31,
	2019	2018

Current assets	$11,567,281	$11,687,100
Property, plant, and equipment (net of depreciation)	780,707	827,925
Other assets (net)	14,824	29,647
Total assets	12,362,812	12,544,672

Current liabilities	1,343,059	1,366,151
Deferred income taxes (net)	386,855	253,583
Total Liabilities	1,729,914	1,619,734

Stockholders’ equity	10,632,898	10,924,938
Total liabilities and stockholders’ equity	$12,362,812	$12,544,672